Exhibit 10.3

Plan Red

Relocation

Policy

Effective: July, 2008

Contents

Introduction	3

Homeowner Policy Summary	4

Renter Policy Summary	6

Relocation Program Eligibility	7

Conflict of Interest	7

National Do Not Call List Authorization	8

Relocation Repayment Agreement	8

Sarbanes-Oxley Act	8

Lump Sum Allowance	8

Temporary Living	9

Customized Web Site	10

Travel Arrangements	11

Selling Your Home	12

Home Sale Assistance Eligibility	12

Real Estate Agent Selection	13

Marketing Assistance	14

Guaranteed Buyout Option	15

Appraisal Process	16

Appraiser Selection Guide	17

Home Sale Incentive	17

Loss on Sale	19

Disclosure	19

Closing the Sale and Obtaining Your Equity	19

Direct Reimbursement of Closing Costs	20

Destination Assistance	21

AIReS Connect	21

Purchasing Your New Home	22

Equity Advance	22

New Home Closing Costs	22

New Home Mortgage	24

Family Transition Assistance	24

Moving Your Household Goods	25

Shipment	25

Automobiles	26

Storage	26

Valuation Protection	26

Tax Considerations	27

Tax Table	29

Attachment A- Relocation Repayment Agreement	30

Attachment B-Broker Exclusion Clause	33

Attachment C-National Do Not Call Authorization	34

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INTRODUCTION

Congratulations on your upcoming relocation with Dresser-Rand. This is an exciting time for you and your family. It is also a challenging time as you prepare for the change.

Dresser-Rand wants the transition to be as smooth as possible. Therefore, we have prepared this relocation assistance guide for you and your family. This is a tool designed to assist you through the relocation process. This program reimburses you or pays on your behalf, the eligible expenses associated with your relocation including travel, temporary living expenses, home sale expenses, new home closing costs, and estimated federal, state and FICA taxes in the U.S. or provincial and revenue for Canada on expenses which are not tax deductible.

Throughout your relocation there are numerous personal, legal and tax issues to be considered. Making well informed decisions requires an understanding of Dresser-Rand’s relocation policy and your role in the process. Please take the time to read this guide carefully.

Dresser-Rand has partnered with American International Relocation Solutions, (AIReS), to assist you in coordinating your relocation within the United States and Canada. Upon receiving notification of your relocation, AIReS will assign a dedicated Program Manager who will be your primary point of contact throughout your move. Your Program Manager will navigate you through every step of the relocation process and answer any questions. Your Program Manager will also outline the information you need to provide AIReS so that your needs can be responded to quickly and appropriately. (See Attachment A for contact information.)

We encourage you to become fully involved in your move and to work closely with the professionals who have been made available to you. The more actively that you participate and provide information, the more effectively your Program Manager and others can serve you. Planning your move with a clear understanding of the policy will also help to avoid unpleasant surprises such as non-reimbursable costs. The most successful moves are those which are well planned.

Should interpretation of the policy be required, the ultimate authority will be that of the Dresser-Rand policy committee. Settlement of disputes arising from the provisions of this policy will be settled through arbitration.

Best wishes for a successful relocation!

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HOMEOWNER POLICY SUMMARY

Benefit	Description
Eligibility	• Full time, regular employee, relocating at the Company’s request
Web-site	• Customized web access for destination relocation assistance
• Password provided by AIReS
Lump Sum

•     Lump sum payment equal to one month’s new annual base salary, minimum $9,000 and maximum $15,000. Covers all Home Finding, Temporary Living Expenses, other than the actual housing expense, Return Trips Home during Temporary Living, the Final Family Move and Miscellaneous expenses

• Payment is processed after initiation
• Tax assisted in the U.S. and over $650 in Canada
Home Sale Assistance	• Property eligibility requirement
• Disclosure Requirement
• 90 day Mandatory Marketing Assistance
• Amended Value Sale Incentive
• Appraised Value Offer
• Offer process starts after 30 days of marketing assistance and the offer can be accepted up to 90 days from the date of the offer
Loss on Sale	• Current employee only and must be following marketing assistance guidelines for eligibility
• Employee will receive loss differential based on the original purchase price minus sale price (appraised value offer or amended value sale, whichever is higher) up to a maximum amount of $20,000
• Capital improvements are not included in the calculation
• Tax assisted
Equity Advance	• Equity Loan-up to 90% of the employee’s home equity, based on the appraised value offer unless classified as a “key” officer under Sarbanes-Oxley
• Final Equity-Employee receives final equity upon acquisition or vacate date, whichever is later
• Employee is responsible for all financial payments on the home until acquisition or vacate date, whichever is later
Destination Assistance	• AIReS acts as the employee advocate and makes first contact with a real estate agent or rental specialist based on housing needs in the destination
Temporary Living	• Cost for housing direct billed to the Company
• Temporary Living expenses for 60 days
Home Purchase Closing	• For a homeowner in the departure location only
Costs Assistance	• Reimbursement of actual, reasonable, and customary buyer’s closing costs including typical inspections (general home inspection, termite, and/or radon)
• Origination fees up to 1% of the mortgage amount
• Discount points paid based on sliding interest rate scale (not automatically eligible for reimbursement; based on current interest rate)
• Tax assisted except for origination fees and discount points in the U.S. Not considered income in Canada
National Lender Program	• Direct bill option in the U.S. through AIReS approved national lenders
Family Transition Assistance	• AIReS will refer family members to appropriate transition counseling consultant
• Up to $1,500 worth of services will directly billed to Company, tax

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Benefit	Description
assisted in the U.S., not considered income in Canada
Household Goods Move	• Packing, shipping, unloading, and debris pick-up
• Partial unpack
• $100,000 of valuation protection up to $5.00 per lb.
• Storage in-transit for up to 60 days
• Up to two automobiles shipped (by an open-air carrier) if the distance to the destination location exceeds 400 miles/650 kilometres
Tax Assistance	• Assistance for federal, state, provincial, local, and FICA (based on destination location) determined using Dresser-Rand derived compensation only

Please note: All currencies are in the employee’s pay currency, except insurance and area touring charges.

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RENTER POLICY SUMMARY

Benefit	Description
Eligibility	• Full time, regular employee, relocating at the Company’s request
Web-site	• Customized web access for destination relocation assistance
• Password provided by AIReS
Lump Sum

•     Lump sum payment equal to one month’s new annual base salary, maximum $15,000. Covers all Home Finding, Temporary Living Expenses, other than the actual housing expense, Return Trips Home during Temporary Living, the Final Family Move and Miscellaneous expenses

• Payment is processed after initiation
• Tax assisted in the U.S. Not considered income in Canada
Lease Cancellation	• Up to the equivalent of two months’ former rent reimbursed for lease cancellation penalties and/or duplicate rent
• Tax assisted in the U.S. Not considered income in Canada
Destination Assistance	• AIReS acts as the employee advocate and makes first contact with a real estate agent or rental specialist based on housing needs in the destination
Finder’s/Area Touring Fees	• Reimbursement of actual expenses to secure a lease in the destination location up to a maximum amount equivalent to one month’s new rent
• Up to $500 for Area touring, if required
• Inclusion of a Transfer Clause in a new lease, should employee be relocated prior to the end of his/her lease
• Tax assisted in the U.S. Not considered income in Canada
Temporary Living	• Cost for housing direct billed to the Company
• Temporary Living expenses for 60 days
Family Transition Assistance	• AIReS will refer family members to appropriate transition counseling consultant
• Up to $1,500 worth of services will directly billed to Company, tax assisted in the U.S. Not considered income in Canada
Household Goods Move	• Packing, shipping, unloading, and debris pick-up
• Partial unpack
• $100,000 of valuation protection up to $5.00 per lb.
• Storage in-transit for up to 60 days
• Up to two automobiles shipped (by an open-air carrier) if the distance to the destination location exceeds 400 miles/650 kilometres
Tax Assistance	• Assistance for federal, state, provincial, local, and FICA (based on destination location) determined using Dresser-Rand derived compensation only

Please note: All currencies are in the employee’s pay currency, except insurance and area touring charges.

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RELOCATION PROGRAM ELIGIBILITY

The Dresser-Rand relocation program is designed to facilitate a move that brings you substantially closer to your new work location within North America. This policy is applicable to the employee, spouse/domestic partner and dependent children less than 21 years of age living with the employee. To be eligible for this relocation package, the following criteria must be met:

•	You must be an exempt full-time employee within the US. or Canada

•	The transfer must be company-initiated.

•

The distance between the former residence and the new work location must be 50 miles greater than the distance between the former residence and the former work location, per IRS guidelines in the United States or 40 kilometres in Canada according to the CCRA.

•

In the United States, you must work full time at the new location for a minimum of thirty-nine (39) weeks within the first year after the transfer. Per IRS rules, moves that fall outside of these guidelines are considered to be fully taxable.

•	In the United States, all reimbursable relocation expenses must be incurred within one year from the effective date of your transfer or hire.

•	You must sign and return the Relocation Repayment Agreement to the AIReS Program Manager before any relocation benefits can be processed

Transfers for the convenience of the employee are not eligible for relocation benefits.

In the event that an additional member of your household is asked to relocate by Dresser-Rand, only one individual is eligible to receive relocation benefits. This applies when a husband and wife or employee and domestic partner/significant other are both accepting new jobs and being relocated to the same location.

Dresser-Rand reserves the right to end, suspend or amend the relocation policy. Further, Dresser-Rand retains ultimate discretionary authority to interpret the provisions of this policy and to determine eligibility for benefits. Please understand that nothing in this policy constitutes a contract or guarantee of employment.

Dresser-Rand recognizes that circumstances not specifically identified in this policy may arise. If a unique or special situation requires an exception, modification or other action not expressly outlined within this policy, approval must be obtained in writing by Human Resources before any expense is incurred.

CONFLICT OF INTEREST

You and/or spouse, domestic partner, parents, children and their spouses, domestic partner’s children and their spouses should not engage in any activity that might benefit you personally at the expense of the company, or that would be harmful to the company, without the express written consent of the company. For example,

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finder’s fees, commissions from listing, selling or purchasing your residence, fees or rebates from transporting your household goods or vehicles, lease of rental automobiles, bridge loans to enable you to purchase a residence, fees to family members or friends for baby-sitting and temporary lodging would be a conflict of interest.

NATIONAL DO NOT CALL LIST AUTHORIZATION

You will be asked to sign an authorization allowing AIReS and related providers to contact you in the performance of services authorized on your behalf for matters specific to your relocation.

RELOCATION REPAYMENT AGREEMENT

Moving an employee requires a substantial investment by Dresser-Rand. Therefore, if you voluntarily cancel your move, resign within two years of your effective hire or transfer date or are terminated for gross misconduct, all relocation payments will cease and you will be required to repay a prorated portion of all the expenses incurred by Dresser-Rand for your relocation.

You must sign and return the Relocation Repayment Agreement (see Attachment B) to your AIReS Program Manager before any relocation benefits can be processed.

SARBANES-OXLEY ACT

Due to the Sarbanes-Oxley Act effective July 30, 2002, if you are classified as a Section 16b Executive Officer as set forth in the Proxy Statement filing submitted to the SEC, you may not be able to receive certain benefits in this program. Please discuss this with the Director of Global Compensation if you think you may be classified as a 16b Executive Officer to avoid possible penalties and fines to the Company.

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LUMP SUM ALLOWANCE

You will be provided a Lump Sum Allowance which is intended to cover all expenses associated with:

•	House Hunting Trip(s)

•	Temporary Living Expenses, other than the actual housing expense which will be direct billed to Dresser-Rand

•	Return Trips Home during Temporary Living

•	Interim Living

•	The Final Family Move when you and your family move to the new location.

•	Pet Transportation

•	Miscellaneous Expense Allowance

The funds are yours to spend for expenses incurred with your relocation. You may retain any portion of these funds not spent. Any shortfall of funds is to be covered by you at your expense. It is not necessary to submit individual expenses; however, you are encouraged to save your receipts for your personal records and tax reporting purposes. Your AIReS Program Manager will advise you of the process necessary to request your Lump Sum upon receipt of your signed repayment agreement.

The Lump Sum allowance is calculated based on one month’s new base salary with a maximum of $15,000. The minimum allowance for Homeowners is $9,000. There is no minimum for renters. The lump sum payment is in the employee home country currency.

Will my Lump Sum Be Enough?

Your allowance should cover the expenses normally associated with House Hunting, meals, incidental expenses and return trips home during Temporary Living and the Final Family Move. The lump sum is also to be used to cover expenses not covered by the program such as driver’s license(s), registration fees and security or utility deposits and extended interim living. The Lump Sum is for you to spend for your relocation needs. It is not a “bonus” for accepting a transfer. However, depending on your requirements and how you manage your spending you may have money left over to use for other things,

Suggestions for using a Lump Sum Effectively.

•	Plan the events carefully

•	Develop a timeline

•

Work with your AIReS Program Manager to coordinate your real estate needs efficiently in scheduling your home finding trip only after the value for your current home has been determined. Become educated about the destination area and housing options by allowing your PM to coordinate listing, school and personal family needs information for you.

•	Consider advance purchase airline tickets, with a Saturday night stay to reduce your cost.

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Intra-U.S.: This payment is considered taxable income and will be tax assisted.

Intra-Canada: The allowance is taxable income and will be tax assisted when your earnings are updated. The first $650.00 of this allowance is considered non-taxable when used for miscellaneous items as outlined in the CCRA T4130 document. You will be required to sign a form stating that you have incurred $650 of incidental expenses (no receipts are required). For further information, please reference the section on Moving Expenses and non-accountable allowances in CCRA document T4130.

http://www.cra-arc.gc.ca/E/pub/tg/t4130/t4130-05e.pdf

TEMPORARY LIVING

Temporary living is available should it be necessary for you to live at your new location prior to moving your family, establishing a permanent residence, and/or you are unable to move into your home or apartment at the time of arrival at the new location. Your Program Manager will assist you in obtaining suitable living facilities.

Authorization includes:

•	Up to 60 days of temporary living

Temporary living coverage considers that you may be faced with expenses at both the old and new location. If you are not maintaining expenses at the old location, temporary living expenses at the new location will not be covered.

Expenses associated with Temporary living will come from your Lump Sum and include such items as:

•	Airfare

•	Mileage at the company standard rate if driving personal automobile

•	Meals

•	Car rental

•	Long distance phone calls

•	Set up charges for one telephone line and basic cable

•	Laundry

•	Parking

•	Etc.

Payment of Temporary Living accommodations only will be coordinated by AIReS and will be reported as taxable income. Tax assistance will be provided.

Temporary/Interim Living expenses are not taxable for moves within Canada.

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CUSTOMIZED WEB SITE

AIReS offers a customized and secure private Internet web site that provides you with instant access to real time data 24/7 to track the status of your relocation. To protect your confidential information, the AIReS web site is a secure environment that requires a unique user ID and password for entry.

Your AIReS Program Manager will provide you with your user ID and initial password.

Using the Dresser-Rand Relocation web site you will be able to:

•	Access data regarding relocation expense payments,

•	Create a personalized moving timeline calendar,

•	Links to information that allows you to narrow your home finding search and provides destination area information,

•	Access to AIReS Connect that allows you to arrange for utilities and services in the destination area,

•	Access interactive timeline tools, planners, and mortgage calculators.

TRAVEL ARANGEMENTS

Dresser-Rand’s preferred travel provider is:

American	Express Travel

Travel should be coordinated through the company travel agency whenever possible.

Please Note: Corporate Travel can be used to book travel arrangements for discounts, however, expenses are to be paid from the Lump Sum Allowance. Failure to have the expenses directly charged to you constitutes fraud and could be grounds for termination.

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SELLING YOUR HOME

Home Sale Assistance Eligibility

Home Sale Assistance is available for your primary residence at the time of transfer. Assistance is limited to occupied single family dwellings, condominiums, or townhouses in North America.

Home Sale Assistance is not available for cooperative apartments, duplexes, mobile homes, property sold under a land contract or other deferred passage-of-title arrangements, seasonal residences, farms, income producing properties, homes with excess acreage or additional lots, and properties that are zoned for agriculture. Properties where the employee is not in title and homes valued in excess of $1,000,000 will need prior Company approval.

Dresser-Rand reserves the right not to provide Home Sale Assistance to any property that is deemed cost prohibitive due to any of the following:

•	Severe marketability problems

•	Zoning or easement disputes

•	Hazardous substances (such as but not limited to: radon, asbestos, synthetic stucco, LP siding, methamphetamines or the by-products of a “meth” lab);

•	Cooperative apartments, mobile homes;

•	Vacation/secondary homes;

•	Homes that cannot be financed by a lending institution or are uninsurable;

•	Homes uninhabitable or unmarketable due to the physical condition and/or homes that are structurally unsound;

•	Homes that do not qualify for standard insurance rates

•	Homes that do not comply with local building codes;

•	Homes that are partially completed or are under substantial renovation;

•	Investment or rental properties;

•	Properties with excessive acreage for the area (+5 acres);

•	Houseboats; and

•	Vacant lots appraised as contributory value only.

In the event your home is not eligible for Home Sale Assistance, you may be reimbursed for normal and reasonable selling costs associated with the sale of your property. Please refer to the section entitled: “Direct Reimbursement of Closing Costs.”

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Real Estate Agent Selection

Dresser-Rand understands that getting the best price for your home is vital to a successful relocation. Selection of a knowledgeable real estate broker is very important. Dresser-Rand has arranged for AIReS to provide you access to a network of the most qualified real estate agents available in your community who specialize in assisting relocating associates by participating in AIReS Broker/Agent Network Program. The AIReS Broker/Agent Network has been specially trained to effectively market your home as well as address the needs that are unique to relocation. In addition to giving you access to the most qualified agents in your area, use of one of these agents may relieve you of any pressure you may feel to use the services of a friend, relative or acquaintance in the real estate field.

AIReS will provide you with a list of qualified agents in your area from which to choose. We recommend you interview several brokers from our list to assess their ability to effectively market your home. Please advise them that you are considering using their services and have been referred by AIReS.

Do not sign a listing agreement until you have spoken with your Program Manager. Your selling agent must be registered with AIReS.

Some of the questions you might ask them to help you in your selection process are:

•	What locations and price ranges are you most active in?

•	How many homes similar to mine have you sold in the last 90 days?

•	How do you intend to market my home (number of open houses, how often and where will my home be advertised)?

•	What are the comparable home listings and sales you will or have used to arrive at your recommended list price?

Should you decide to list with a broker outside the broker network you must contact your Program Manager first. AIReS will then interview the realtor and verify that the agent is qualified. A registration form will be sent to the broker for signature and the listing process can begin.

Your listing agreement must include the Broker Exclusion Clause (See Attachment C). The exclusion clause protects you from having to pay a broker’s commission should you obtain a sale on your home through the Buyer Value Option. If your listing realtor has any questions regarding the exclusion clause, please contact your Program Manager before signing the listing agreement.

AIReS must sign the sale agreement in lieu of you, the seller. Do not sign any documents associated with the buyer’s offer to purchase.

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Marketing Assistance

Dresser-Rand understands that getting the best price for your home is vital to a successful relocation. As such, Dresser-Rand has arranged for professional marketing assistance through AIReS’ Marketing Assistance Program. Your Program Manager will work in partnership with your listing agent to ensure that an effective marketing strategy on your home is always in place.

You must participate in the Marketing Assistance Program for a minimum period of 90 days to obtain benefits under this policy.

AIReS will provide you with a list of agents to choose from, and will order a Broker’s Market Analysis (BMA) from two realtors in order to develop a recommended list price and a probable sale price for your home. The Broker’s Market Analyses will also be used by your Program Manager in discussing a marketing strategy for your home. You must list your home no higher than 105% of the average of the two BMA’s provided they are within a 5% variance of one-another. If they are not, a third BMA will be ordered by your AIReS PM and the two closest will serve as the “Suggested Sales Price”.

The marketing strategy will include:

•	Suggestions on how to prepare your home for sale

•	A recommended listing price and anticipated sales price

•	Information on competing properties for sale and recently closed comparable homes

•	A designated buyer profile for your property

•	Creative home sale promotion ideas

Your Program Manager will monitor the entire listing effort, including a review of homes currently listed in your area and an evaluation of recently closed properties, to ensure that a realistic pricing strategy is in place. Marketing Assistance also includes pro-active marketing-strategy calls, follow-up on buyer and Realtor feedback, follow-up on advertising and open house events. Your Program Manager will also make recommendations to adjust your price, advertising, terms, or conditions accordingly.

Present all offers to your Program Manager for review, approval and signature. Please include the following clause in any purchase agreement: “This offer is subject to the review and approval and signature of AIReS.”

During the sale approval process, your Program Manager will indicate any items that you have agreed to which may not be in your best interest or may not be reimbursable under the Dresser-Rand relocation program. Once the sale has been approved, your Program Manager will work with you and your realtor to coordinate and manage the closing through AIReS.

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GUARANTEED BUYOUT OPTION AMENDED SALE PROGRAM

The following are the key elements and procedures for the Guaranteed Buyout Option Program in order to meet the IRS requirements. (The same procedure will be followed in Canada as the United States. While not a CCRA requirement, establishing two separate transactions meets certain local and provincial requirements and facilitates the process.):

Any transferred employee offered the Home Sale/Marketing Assistance and Guaranteed Buyout Option/ Amended Sale Program and who lists his or her home with a real estate agent must include a suitable exclusion clause (refer to the section entitled “Broker Exclusion Clause”) in the listing agreement whereby the listing agreement is terminated upon the sale of the home to either the employer or the relocation company. This is also to protect you so you will not owe the broker a commission in case you do not find a buyer and choose to accept the Appraised Value Offer, or you find an outside buyer pursuant to the Amended Sale program.

Under no circumstances should you accept a down payment from any potential buyer.

Under no circumstances should you sign an offer presented by any potential buyer.

You will need to enter into a binding contract (“Contract of Sale”) with AIReS once your buyer has completed all inspections, and all issues pertaining to the inspections have been resolved.

After the execution of the Contract of Sale with AIReS and after you have vacated the home, all of the burdens and benefits of ownership passes to AIReS.

The Contract of Sale between you and AIReS is unconditional and not contingent on any event, including the potential buyer obtaining a mortgage commitment.

Neither you, nor Dresser-Rand in the case of a relocation company transaction, exercise any discretion over the subsequent sale of the home by the relocation services company.

AIReS enters into a separate listing agreement with the real estate broker to assist with the resale of the property.

AIReS enters into a separate agreement to sell the home to the buyer.

AIReS arranges for the transfer of title to the buyer.

The purchase price eventually paid by the buyer has no effect on the purchase price paid to you.

If the above procedures are followed, there will be no tax liability to you for costs reimbursed for the sale of your home. In the event you do not follow these procedures, Dresser-Rand may reimburse the closing costs on the sale of your home, but this reimbursement will NOT be tax assisted/grossed up. These expenses are not considered income in Canada.

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Appraisal Process

Should your home remain unsold after 30 days of the mandatory 90-day Marketing Assistance period, AIReS will begin the appraisal process which will lead to a Guaranteed Buyout Option, (GBO).

AIReS, on behalf of Dresser-Rand engages the services of professional appraisers to establish the appraised value of your home. Your appraised value offer is determined as the average of two appraisals as long as they are within 5% of each other. If the two are not within 5% of each other, a third appraisal will be ordered. Once the third appraisal is received, the appraisals will be calculated as follows: the two closest appraisals will be averaged and the furthest will not be included. Please note; your PM will order all appropriate inspections for your home simultaneously with the appraisal process. The Appraised Value Offer will be subject to all inspections being completed and clear. Remember, inspection results must be disclosed to all potential purchasers.

AIReS will provide you with a list of appraisers in your area. You will have the option to choose two appraisers and an alternate off the list.

To be eligible for the Appraised Value Offer, you must choose an appraiser that is approved by AIReS. If you would like to recommend an appraiser, your PM will conduct an interview with the appraiser to determine their qualifications. If AIReS deems the appraiser to be qualified to conduct a current fair market appraisal utilizing the approved ERC Appraisal Forms, they will be added to your selection list.

Once the Appraised Value is established, your PM will extend the Appraised Value Offer to you. You must immediately reduce your listing price to within 105% of the Appraised Value Offer if your current listing price is higher, in order to remain eligible to accept the Appraised Value Offer. You will have ninety (90) days to make a decision on the offer. During this time period it will be mandatory for you to market your home for a minimum of sixty (60) days using the Marketing Assistance Program. This program is designed to assist you in selling your home to an outside buyer and close with the relocation company through the amended sale program.

Think of the Appraised Value Offer as you would an offer from any other buyer. Although an independent appraisal process is used to decide how much to offer, the offer does not necessarily represent the highest (or lowest) amount other buyers would be willing to pay for your home. Rather, it should be considered as a “fall back offer” to be accepted only after you have thoroughly marketed your home and have concluded that it is the highest offer you expect to receive within your 90 day offer period.

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Appraiser Selection Guide

The appraisers used by AIReS are professionals who recognize relocation appraising as a specialty and are committed to maintaining their independence, adhering to the highest standards of professional ethics, and providing the best possible accuracy and highest level of service quality. Below is a list of questions that you may wish to address individually when selecting your appraisers. This will help you select an appraiser who is best suited to your needs.

Experience

•	Have you appraised other homes in my area recently?

•	How long have you been an appraiser?

•	Is appraising your full-time profession or do you also engage in other facets of Real Estate? (i.e. Broker)

Methodology

•	May I provide you with comparable sales and a list of capital improvements for my appraisal?

•	Will you need any information or documentation that I can assemble for you?

•	How do you obtain and verify the market data information that will be utilized in the appraisal?

Timelines

•	How quickly will you submit data to the relocation services company?

•	If I select you as one of the appraisers, is there anything which would prevent you from completing this assignment on a timely basis?

Home Sale Incentive

A graduated home sale bonus will be paid on the net sales price of your home if you obtain a bona fide buyer within the first 90 days of the Marketing Assistance listing period to a maximum amount of $9,000. To be eligible for this incentive your must follow the Marketing Assistance Program guidelines outlined above. The Home Sale Incentive is for those employees that locate and negotiate an acceptable outside offer. (The acceptance of the Guaranteed buyout does not qualify for payment of the incentive.) The Home Sale Incentive is not eligible for gross up assistance. The incentive will be paid on the following schedule:

Contract within first 30 days:	3.0%
Contract within days 31-90:	2.0%
Contract within days 91-120:	1.0%

In an effort to assist you in selling your home, Dresser-Rand will allow outside offers within 97% of the Appraised Value Offer from AIReS. If your home sells between 97% and 100% of the appraised value, you will receive the appraised value price plus the incentive based on the schedule noted above. The sale must close with the contracted buyer for the employee to be eligible for the incentive payment.

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EXAMPLES (Based on a sale within 31- 90 days):

Amended Sale	Example 1	Example 2
Suggested Sales Price	$100,000	$100,000
Employee Generated Sale	$102,000	$102,000

Buyer’s Closing Costs (concessions)	N/A	$1,000
Net Sales Price	$102,000	$101,000
Home Sale Incentive	$2,040	$2,020
	(2% x 102,000)	(2% x 101,000)

Amended Sale Prior To Appraisals	Example 1	Example 2
Appraised Value Offer	N/A	N/A
Employee Generated Sale	$102,000	$102,000

Buyer’s Closing Costs (concessions)	N/A	$1,000
Net Sales Price	$102,000	$101,000
Home Sale Incentive	$2,040	$2,020
	(2% x 102,000)	(2% x 101,000)

Offer Below Appraised Value	Example 1	Example 2
Appraised Value Offer	$100,000	$100,000
Employee Generated Sale	$98,500	$98,500

Buyer’s Closing Costs (concessions)	N/A	$1,500
Net Sales Price	$98,500	$97,000
Home Sale Incentive	$2,040	$2,020
	(2% x 102,000)	(2% x 101,000)

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Loss on Sale

In a Company-initiated transfer, should your current home’s value be less than the original purchase price, Dresser-Rand will reimburse the you for any loss sustained, provided an independent third party verifies the market situation. The reimbursement will be limited to ten percent (10%) of the current appraised value up to a maximum of $20,000 provided you have marketed and sold the home at a price approved by the Company. The loss on sale benefit will be reduced by any home sale bonus due the employee.

This provision does not provide for reimbursement of capital improvements made to the home or to a cooperative apartment.

Disclosure

It is your responsibility as the homeowner to disclose the full condition of your property to AIReS, as well as to any potential buyers. Failure to disclose may constitute at a minimum misrepresentation and, more likely, fraud that may result in your immediate termination. An AIReS Homeowner Disclosure Statement, and any applicable, mandatory state disclosure forms, will be included in your initial package. Please complete these forms and return them to your AIReS Program Manager along with any other requested documents as soon as possible.

•	When you generate a sale, all inspections must be disclosed to the buyer.

•	If you do not disclose complete and accurate information that is subsequently discovered, you may be held responsible for all expenses involved in correcting the defect(s) and any possible litigation.

Disclosure: It is the duty of the seller to make known to a buyer, the condition of the property, particularly any defect that could affect its value, habitability, or desirability.

Closing the Sale And Obtaining Your Equity

Once you have accepted the Guaranteed Buyout Option Offer or an Amended Value Sale Offer, AIReS will assume responsibility of all mortgage payments, utilities, and maintenance as of the date of possession. Possession is defined as the day you contract or vacate, whichever is later. Before possession, all expenses will remain your responsibility. Your Program Manager will identify and supply the necessary documents required to contract with AIReS.

Your equity will be your Guaranteed Buyout Offer or Amended Value Offer minus your unpaid mortgage balance, tax pro-ration, costs of any repairs and all other liens against the property.

You will be relieved of the necessity of attending the closing, as all documents will be pre-signed and AIReS will coordinate the closing process.

Plan Red Relocation Policy	Effective: March, 2007	19

Direct Reimbursement Of Closing Costs

You are eligible for Direct Reimbursement of Closing Costs should one of the following occur:

1.	You secure a bona fide purchaser for your property and elect not to close the home through AIReS.

2.	Your home is ineligible for the home sale program.

Should you elect not to close your home through AIReS, you will NOT receive tax assistance on the closing costs associated with the sale of your home.

If your home is ineligible for the home sale program, a special determination will be made as to tax assistance. These expenses are not considered income in Canada.

Under this option, you will be reimbursed for the realtor’s sales commission and other typical and customary seller’s closing costs. Examples of reimbursable costs:

•	Real Estate Commission (prevailing rate for the area, not to exceed 6% 7% on the first $100,000 and 3% on the remainder in Canada)

•	Abstract of Title / Lenders Title Insurance

•	Required legal fees

•	Documentary Tax / Excise Stamps, Tax Certificates

•	State/Provincial local transfer taxes

•	Survey Expense

•	Inspection Fees as Required by Lender (termite, radon, etc.)

•	Escrow / Conveyance Fee

•	Local Statutory Costs

•	Notary Fees

•	Mortgage Recording or Discharge Fees

•	Prepayment Penalties: Up to a max of $5,000. This payment will be tax protected

•	Transfer Taxes

•	FHA/VA Fees

The following costs are examples of items that will NOT be reimbursed:

•	Home Owner Warranties

•	Buyer Closing Costs

•	Origination/discount fees

•	Commissions to the Buyer (examples are: repair or decorating allowances, homeowner’s association or property tax credits)

•	Buyer Broker Fees

•	Contract Review Fees

Plan Red Relocation Policy	Effective: March, 2007	20

These lists are not all-inclusive. Questionable items should be addressed with your Program Manager before the scheduled closing.

Reimbursement will be coordinated by AIReS upon receipt of documented selling expenses (HUD statement) on the relocation expense report. Keep in mind that under the direct reimbursement of closing costs program, you will be required to attend the closing, and this reimbursement payment will be considered taxable income to you. Tax assistance may be considered for homes that are ineligible for the home sale program, but this is subject to review by the Relocation Coordinator in Corporate Human Resources.

DESTINATION ASSISTANCE

Dresser-Rand understands that finding the right home in the new location is vital to a successful relocation. Destination services provide access to finding a qualified real estate agent who will be able to assist with area counseling and provide specific information such as:

•	Types and price ranges of available rental housing or homes for sale

•	Town and neighborhood data

•	Property tax information

•	Commuting information

•	Education, medical, religious and other personal information

The Real Estate professionals in the AIReS Real Estate Network have been specially trained to address issues that are unique to relocation.

Your AIReS Program manager will provide assistance to you and act as your advocate throughout your relocation. Should a need arise to change agents or expand your search area, your AIReS Program Manager will coordinate the necessary arrangements on your behalf.

AIReS CONNECT

To help you quickly arrange for home services in the United States, AIReS offers AIReS Connect. This is an interactive website that allows you to set up various types of services for your new home. The service can reduce the amount of time spent waiting on the telephone. Instant connection for utilities and other home services are at your fingertips. AIReS Connect automatically verifies your home address and provides a list of service providers from which you can choose to update the services you wish to receive.

AIReS Connect takes the work out of ordering essential home services and helps you quickly settle into your new home and neighborhood. You are able to spend less time and money ordering essential home services such as local telephone, long distance service and change of address. You can compare service provider offerings in a simple “apples to apples” format. You can select your preferred providers and order services in minutes, 24 hours a day, seven days a week. Best of all, Service Providers participating in AIReS Connect agree to offer their Best Price Guarantee.

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PURCHASING YOUR NEW HOME

Equity Advance

The Equity Advance program is designed to provide you with financial assistance in the purchase of a home in the new location prior to selling or closing on the home you own in the old location. Eligibility for this program requires the following:

•	Your participation in the Marketing Assistance program, and

•	Your acceptance of AIReS offer and the return of properly executed documents to AIReS (once an outside buyer has been identified, the price negotiated and the offer deemed acceptable by AIReS) and

•	Your use of the Equity Loan funds for the purpose of securing a home in the new location.

The loan is based on 90% of the Guaranteed Offer, less all outstanding liens and encumbrances. The loan may not exceed the maximum required for closing. A copy of the purchase contract on the new residence and a signed Promissory note in the amount of the loan are required. The funds will be made available a maximum of ten (10) days prior to the anticipated closing date of the new residence. This equity loan must be repaid within ten (10) days after closing of the sale or assignment of the residence at the former work location.

New Home Closing Costs

There are numerous expenses associated with the closing of a new home. Current homeowners may be reimbursed for certain reasonable and customary expenses incurred in the purchase of a new residence.

Closing costs are paid by Dresser-Rand for all eligible transferees if they are charges that the buyer is normally required to pay in order to close on a home.

The following criteria must be met for reimbursement:

•

You must have owned a home in the departure location to be eligible for assistance. Additionally, you must purchase a home in the destination location within one year from the start of your job (commencement of salary) in the destination location.

Normal and customary closing costs include but are not limited to reimbursement of actual, reasonable, and customary buyer’s closing costs as follows:

•	Appraisal, credit report, lender application and survey fees,

•	State/provincial and local transfer taxes and tax stamps (buyer’s portion),

•	Processing and recording fees,

•	Attorney’s fees,

•	Title insurance and commitment charges (lender only),

•	Closing agent or attorney fees,

•	Lender inspections and flood zone certification fees, and

Plan Red Relocation Policy	Effective: March, 2007	22

•	Typical property inspections;

•	Reimbursement of actual, reasonable, and customary origination fees not to exceed 1% of the mortgage amount;

•

Discount points paid based on the following scale using the Fannie Mae 30 year fixed rate mortgage based on a 60 day lock (FNMA 30/60) on the day you lock your actual rate (The national lender will include; if you use another lender, you will need to obtain the FNMA rate from the Wall Street Journal Money Section):

•	Below 7.0% – 0%

•	7.0% to 8.0% – 0.5%

•	8.01% to 9.0% – 1.0%

•	9.01% to 10% – 1.5%

•	10.01% and above 2.0%

Construction loan procurement expense and interest, as well as mortgage loan credit insurance, are not reimbursable.

Non-deductible home purchase expenses will be tax protected/grossed up for income tax purposes. Loan Origination and Discount points may be deducted on a Federal and sometimes the State level; therefore, these items may not be grossed-up for tax purposes.

Expenses which are not eligible for payment or reimbursement include:

•	Down payment or deposit

•	Property taxes

•	Mortgage interest

•	Hazard insurance (homeowners policy)

•	Private mortgage insurance (PMI)

•	Association fees/dues

•	Repairs required by lender

•	Any costs normally charged to the seller

•	Any costs associated with a second mortgage or equity line of credit

•	Duplicate lender fees or inspections other than those required by a lender to close on the loan

•	Buyer Broker or agency administrative fees or commission

•	Soil reports (geological surveys)

•	Goods and Services Tax (GST) in Canada

•	Improvement assessments by state/provincial, county or city taxing authorities

•	Owner’s Title Policy unless required to pay by buyer by standard contract and not as a negotiated item

Note: For U.S. Moves: A copy of the signed HUD1 Settlement Statement must be included with your expense report for reimbursement. . If you use a non-AIReS designated lender, submit your HUD-1 Statement along with a Relocation Expense Report to AIReS for reimbursement once the home has closed.

Plan Red Relocation Policy	Effective: March, 2007	23

Purchase closing costs are considered taxable income in the U.S. and will be tax assisted.

For Intra-Canada Moves: A copy of the Statement of Adjustments must be included with your expense report for reimbursement.

Purchase closing costs are considered non-taxable income in Canada.

Voluntary charges or those charges not required by the seller in the purchase of a new home are not eligible for payment or reimbursement.

If you have any questions on what is normal and customary for your new area, please check with your Program Manager. Reimbursement of these items will be coordinated by AIReS and will be considered taxable income. Tax assistance will be provided.

New Home Mortgage

Applying for a mortgage can be a time consuming process. To simplify the process, Dresser-Rand has established a relationship with AIReS’ preferred mortgage lenders.

You are free to obtain your loan through the lender of your choice, however the benefits of utilizing AIReS’ preferred lender are:

•	Competitive rates for transferring employees

•	Pre-approval prior to your house hunting trip

•	Prompt mortgage approval and processing turn- around times

•	Reduced documentation requirements

•	Direct billing of eligible closing costs to AIReS, eliminating the need to provide cash at closing for all reimbursable costs

In Canada, due to Canadian banking restrictions, direct billing is not available for home purchases, so please plan accordingly. If you are a Canadian hire, you should port your mortgage when available since the Company will not reimburse you for any mortgage pre-payment penalties.

In addition to delivering these benefits, these preferred lenders are very familiar with the benefits you are receiving under the relocation guidelines of Dresser-Rand. Your Mortgage Consultant will help you analyze all aspects of your new mortgage.

Your Program Manager will describe the program to you during your initial conversation. Your AIReS Program Manager will provide a list of preferred lenders to you. When contacting lenders, please be sure to identify yourself as an employee of Dresser-Rand working with AIReS.

Plan Red Relocation Policy	Effective: March, 2007	24

FAMILY TRANSITION ASSISTANCE

Dresser-Rand recognizes the wide range of needs unique to each family during relocation. To assist you and your spouse/domestic partner and family in transitioning to the new location, Dresser-Rand offers family transition services from a provider that specializes in this field.

Based on demonstrated need, assistance to your spouse/domestic partner or qualified family members may be provided up to a maximum of $1,500. Receipts are required for the following benefits that may qualify for reimbursement:

•	an assessment of skills,

•	licensing requirements for professionals,

•	networking strategies,

•	resume production,

•	interviewing techniques and follow-up.

•	elder care issues

•	child care issues

Contact your AIReS PM for additional information. Reimbursement for expenses associated with family transition assistance is considered income in the U.S. and tax assistance will be provided. This is not considered income in Canada.

MOVING YOUR HOUSEHOLD GOODS

In anticipation of your forthcoming move, Dresser-Rand will pay to move your household and personal goods. AIReS has contracted with top quality, national van lines to provide this service to you.

You will be given the name of the mover who is best suited to provide you with quality service based on your location.

You should contact your Program Manager as early as possible to establish a preliminary schedule as household goods shipments can take up to three weeks to book. Once a mover has been selected, a representative will be contacting you to arrange for a pre-move survey. This person will work with you in all subsequent scheduling of packing, moving and delivery.

Shipment

The following expenses and services are covered:

•	Shipping, packing and partial unpacking of ordinary household goods and personal effects

•	Disconnect and reconnect of normal household appliances

•	One debris pick up

The following expenses and services are not covered:

Plan Red Relocation Policy	Effective: March, 2007	25

•	Moving furnishings of secondary homes.

•	Shipment of hazardous materials such as explosives, chemicals, flammable materials, firearms, garden chemicals.

•	Shipment of firewood, lumber or other building materials.

•	Shipment of livestock.

•	Valuables such as jewelry, currency, dissertations or publishable papers, and other collectibles or items of extraordinary value.

•	Removal, disassembling or installation of carpeting, drapery rods, storage sheds or other permanent fixtures.

•	Shipment of snowmobiles, boats over 14 feet, recreational vehicles and unusually heavy or cumbersome hobby materials

•	Satellite dishes.

•	Extra pickups or deliveries.

•	Overtime charges (weekends and evening hours).

•	Special packing or transportation of frozen foods, plants, wine collections or other perishables.

•	Moving or shipping such items as trees, shrubs, construction materials, firewood, livestock and other animals such as pets.

•	Tips or other gifts to the moving company’s employees.

•	Any services performed by the employee, dependents or relatives.

Automobiles

If the distance to the new location is less than 400 miles/650 kilometres, you may ship one (1) automobile. If the distance to the new location is 400 miles/650 kilometres or greater, you may ship up to two (2) automobiles. Insurance on such vehicles will be provided.

Storage in Transit

If your new home is not accessible for delivery of your household goods or if you are required to vacate your previous residence due to a buyer requiring immediate occupancy, temporary storage will be provided for a period not to exceed 60 days. Delivery out of storage will be covered as well. If a partial shipment is made, you will be responsible for all expenses associated with additional shipments.

Valuation Protection

Valuation protection at full replacement value is provided at $5 per pound, up to $100,000 for your personal property while in transit. The protection does not cover: bank accounts, bills, deeds, evidence of debt, currency, letters of credit, passports, airline or other tickets, securities, bullion, precious stones, stamp or coin collections. Special arrangements should be made for these items.

Additional insurance is at your expense. Consult your personal insurance policy representative for an explanation of coverage for items in transit, as well as coverage for vacant property at the former and/or new locations, if applicable.

Please note: These expenses will be paid in the employee’s destination currency.

Plan Red Relocation Policy	Effective: March, 2007	26

TAX CONSIDERATIONS

In the United States:

Most reimbursed expenses and payments made under this policy must be included in your gross income. Certain other expenses are excluded from your gross income as non-taxable fringe benefits.

Excludable Expenses

Expenses such as the transportation of household goods and family in-transit moving expenses excluding meals are considered deductible and, therefore, will be excluded from your gross income under provisions of the Internal Revenue Code. These expense amounts will not be grossed-up since these expenses are not considered income to you.

Deductible Expenses

Mortgage points and any payments made which are actually interest payments can be deducted by you. Although they will be reported as income to you, these amounts will not be grossed-up since you can deduct interest on Schedule A of your tax return.

Gross-Up Policy

The Company will pay the estimated federal, state and local taxes on your behalf in order to alleviate the tax burden associated with non-deductible and non-excludable moving expense reimbursements. These gross-up payments will be calculated based on your Company gross income, standard deductions and personal exemptions.

Year-End Information

At year-end, you will be furnished with a copy of an Employee Moving Tax Package by AIReS. This will provide an itemized list of all reimbursements, payments and allowances paid to you, or on your behalf for expenses incurred in connection with your move. You are responsible for reporting taxable moving expense reimbursements on your tax return.

In Canada:

Taxable relocation payments or reimbursements made to you or on your behalf will appear on your T4 in Canada for the year the payment was disbursed to you in compliance with Canada Customs and Revenue Agency (CCRA, formerly Revenue Canada) regulations.

The tax treatment of all taxable expenses within this policy is stated in each benefit section. Tax gross-up calculations will be based on income earned at Dresser-Rand No other income will be considered. Tax gross-up payments are paid directly to the taxing authority by Dresser-Rand

Plan Red Relocation Policy	Effective: March, 2007	27

Please note the following:

It is imperative to keep records and receipts of all relocation expenses to manage your tax return filing process at year-end.

An itemized Relocation Summary will be prepared and emailed to you in February in the year(s) following the delivery of relocation benefits.

Neither Dresser-Rand nor AIReS will provide tax advice; however, consulting a professional tax advisor independently and at your own cost is recommended.

For tax information, forms and publications, access the CCRA web site: www.ccra-adrc.gc.ca or call 1-800 959-2221.

Once your relocation is complete, please ensure Dresser-Rand Payroll has accurate information on your new location and withholding choices. Payroll change forms are located on the Payroll website:

Canada: http://www.cra-arc.gc.ca/formspubs/forms/td1-e.html

Plan Red Relocation Policy	Effective: March, 2007	28

TAX TABLE

Reimbursement	Added to W-2	U.S. Taxable Income Per IRS	Added to T4	Canadian Taxable Income Per CCRA
Closing Costs Old Home (paid directly to employee)	Yes	Yes	No	No

Closing Costs Old Home (paid through GBO/BVO Program	No	No	N/A	N/A

Final Move Expenses	Yes – only meals and a portion of mileage	Partial-(meals and a portion of the mileage amount are taxable)	No	No

Home Finding Trip	Yes	Yes	No	No

New Home Purchase Expenses	Yes	Yes	No	No

Miscellaneous Allowance	Yes	Yes	Yes Over $650	Yes The first $650 is non-taxable

Lease Cancellation Fees	Yes	Yes	No	No

Rental Finder’s Fees	Yes	Yes	No	No

Shipment of Household Goods	No	No	No	No

Storage of Household Goods — first 30 days	No	No	No	No

Storage of Household Goods- days 31+	Yes	Yes	No	No

Temporary Living/Duplicate Living Expenses	Yes	Yes	No	No

IRS Tax Information: www.irs.gov

Publication 521 — Moving Expenses

Publication 523 — Selling Your Home

CCRA Tax Information:www.ccra-adrc.gc.ca

1-800-959-2221

Plan Red Relocation Policy	Effective: March, 2007	29

Attachment A – Relocation Expense Reimbursement Agreement

RELOCATION EXPENSE REIMBURSEMENT AGREEMENT

Employee Name:	New Work Location:

Job Assignment Title:	Start Date of New Assignment:

1. This Agreement effective this             day of             , 200            (hereinafter “Effective Date”) is by and between             (hereinafter “Employee”) and DRESSER-RAND COMPANY (hereinafter “DRESSER-RAND”). As of the Effective Date of this Agreement, DRESSER-RAND has agreed to incur expenses or reimburse Employee for certain expenses for the purpose of relocating Employee and Employee’s eligible household members to a new DRESSER-RAND work location identified above. The relocation benefits being offered are described in the Relocation Letter of Understanding, a copy of which is attached hereto for reference.

2. Employee confirms that neither they nor any other household member is receiving relocation benefits from any other company or source. If so, Employee acknowledges and agrees that relocation benefits paid by DRESSER-RAND are subject to reduction in an amount equal to any relocation benefits paid by another source.

3. If Employee voluntarily terminates employment with DRESSER-RAND for any reason or requests a transfer from the New Work Location, then Employee agrees to repay DRESSER-RAND any and all relocation expenses, or payments made in lieu of relocation, incurred or reimbursed by DRESSER-RAND on the prorated basis described in 7 below.

4. Likewise, if DRESSER-RAND terminates Employee’s employment for Cause (as defined below), then Employee agrees to repay DRESSER-RAND any and all relocation expenses, or payments made in lieu of relocation, incurred or reimbursed by DRESSER-RAND on the same prorated basis described in 7 below.

5. For purposes of this Agreement, DRESSER-RAND shall have “Cause” to terminate Employee’s employment hereunder upon its determination that Employee engaged in unacceptable conduct such as: 1) having engaged in any act involving fraud, theft, misappropriation, dishonesty, insubordination or embezzlement, 2) committed intentional or negligent acts that impair the goodwill or business of DRESSER-RAND, and/or 3) failed to perform employment duties in any material respect.

6. Nothing in this Agreement shall change Employee’s status as an “At-Will” employee whose employment may be terminated for any reason at any time by either DRESSER-RAND or Employee. Nothing in this Agreement constitutes a contract or guarantee of employment for any specific term or limits either party’s right to terminate the employment relationship.

7. EMPLOYEE’S PRORATED RELOCATION REPAYMENT SCHEDULE:

Employee agrees that from the start date of the new assignment at the new location listed above and if a voluntary termination of employment, a request for transfer out of the assignment location, or Employee’s employment is terminated for Cause occurs then with respect to the periods of times listed below:

If employment is terminated within one year, per this Agreement, then Employee will repay 100% After more than one year, but less than thirteen months, Employee will repay 90%

Plan Red Relocation Policy	Effective: March, 2007	30

After more than thirteen months, but less than fourteen months, Employee will repay 80%

After more than fourteen months, but less than fifteen months, Employee will repay 70%

After more than fifteen months, but less than sixteen months, Employee will repay 60%

After more than sixteen months, but less than seventeen months, Employee will repay 50%

After more than seventeen months, but less than eighteen months, Employee will repay 40%

After more than eighteen months, but less than nineteen months, Employee will repay 30%

After more than nineteen months, but less than twenty months, Employee will repay 25%

After more than twenty months, but less than twenty-one months, Employee will repay 20%

After more than twenty-one months, but less than twenty-two months, Employee will repay 15%

After more than twenty-two months, but less than twenty-three months, Employee will repay 10%

After more than twenty-three months, but less than twenty-four months, Employee will repay 5%

8. If termination of employment occurs after twenty-four months after the start date of new assignment in the new location, Employee will not be required to repay relocation expenses.

9. Any repayment required under this Agreement will be due and payable to DRESSER-RAND within thirty (30) days of voluntary termination of employment, request for transfer out of the assignment location, or termination for Cause, or will be deducted from Employee’s final pay check(s) including, without limitation, deduction from salary, commissions, bonuses, vacation or other paid leave, severance or separation pay, and expense reimbursements, up to the full amount of the reimbursement owed to DRESSER-RAND. If such paycheck deduction does not fully satisfy the amount of reimbursement due, Employee agrees to immediately repay the remaining unpaid balance to DRESSER-RAND. Employee agrees that DRESSER-RAND may deduct part of his/her wages for any amount due under this Agreement. Employee further agrees that this deduction will be for a lawful purpose. In addition, Employee agrees that signing this Agreement does hereby further constitute Employee’s irrevocable authorization to DRESSER-RAND to withhold any such sum from Employee as provided for in this Agreement. Employee further agrees to fully pay and reimburse DRESSER-RAND for any attorneys’ fees and costs that DRESSER-RAND incurs in enforcing the terms of this Agreement.

10. The terms of this Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas. This Agreement contains the entire agreement and understanding between Employee and DRESSER-RAND with respect to the subject matter hereof and supersedes all prior understandings, arrangements, representations, warranties and agreements between the parties, whether oral or written, with respect to the same.This Agreement may only be modified by a writing that is signed by each DRESSER-RAND’S duly authorized representative. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which shall constitute one and the same instrument. Faxed and electronic copies shall be given the full force and effect as an original.

EMPLOYEE HEREBY EXPRESSLY WARRANTS AND REPRESENTS THAT, BEFORE ENTERING INTO THIS AGREEMENT, THAT THEY HAVE READ, INFORMED THEMSELF OF AND UNDERSTAND ALL THE TERMS, CONTENTS, CONDITIONS AND EFFECTS OF ALL PROVISIONS

AGREEMENT CONTINUED ON NEXT PAGE

Plan Red Relocation Policy	Effective: March, 2007	31

OF THIS AGREEMENT, THAT NO PROMISE OR REPRESENTATION OF ANY KIND HAS BEEN MADE, EXCEPT FOR THOSE EXPRESSLY STATED IN THIS AGREEMENT AND THAT THEY ARE ENTERING INTO THIS AGREEMENT ON A KNOWING AND VOLUNTARY BASIS.

IN WITNESS THEREOF, this Agreement is accepted and agreed to by Employee as of the Effective

Date first written above.

Employee

Name Printed:

STATE OF	)
) SS:
COUNTY OF	)

On this             day of             , 200            , before me personally appeared                                              , to me known to be the person who executed the foregoing instrument and acknowledged that they executed the same in their representative capacity and as their own free act and deed.

NOTARY PUBLIC

My Commission Expires:

SEAL

Plan Red Relocation Policy	Effective: March, 2007	32

Attachment B – Broker Exclusion Clause

This clause must be included in any listing agreement to protect you from having to pay a broker’s commission.

If your broker has any questions regarding including this clause in the listing, have your agent immediately contact your Program Manager.

Do not sign the listing agreement without the Exclusion Clause.

This addendum shall override any conflicting clauses or statements in the Listing Agreement.

1. The real estate agent/broker expressly acknowledges and agrees that the seller(s)/owner(s) hereby reserve the right:

(a) To sell the property to AIReS Services Corporation or any affiliate of AIReS Services Corporation(AIReS) at any time, and in such event, this Listing Agreement is deemed cancelled with no obligation for payment of a commission or continuance of the listing thereafter; or(b) To turn over or assign any acceptable written offer hereunder to AIReS for negotiation, completion and closing, with payment of commission being the obligation of AIReS.

(b) No commission or compensation shall be earned by, or be due and payable to, the real estate agent/ broker until a sale has been consummated, the deed delivered to the buyer(s), and the purchase price delivered to the seller(s)/owner(s) or to AIReS. No monies above and beyond the percentage commission rate specified in the listing agreement will be paid to the real estate agent/broker for any reason.

2. The real estate agent/broker agrees to provide AIReS, its designate such information with regard to any prospective buyer(s) as may be necessary for AIReS to determine that an offer is bona fide; that the prospective buyer(s) can reasonably be expected to qualify for any mortgage or other loan required to consummate the purchase and sale; or that the prospective buyer(s) can perform any other term or condition of any offer, counteroffer or prospective contract.

Real Estate Agent/Broker Date
Seller Date
Seller Date

Plan Red Relocation Policy	Effective: March, 2007	33

Attachment C – National Do No Call List Authorization

I/we understand and agree that AIReS and their supplier partners including but not limited to; real estate brokers/agents, appraisers, inspection companies, van line companies, household goods suppliers and mortgage companies may contact us for the purpose of providing relocation services. AIReS and their service partners may contact us by mail, telephone, fax or e-mail solely as it relates to the delivery of relocation services authorized on my/our behalf by Dresser-Rand. (Employer).

Signature:

Date:

Plan Red Relocation Policy	Effective: March, 2007	34